                                                                Exhibit 10.18


                              EMPLOYMENT AGREEMENT

          Employment Agreement (this "Agreement") dated as of August 11, 1997 between Sam Forman (the "Executive") and County Seat Stores, Inc. ("CSSI"), a Minnesota corporation, and CSS Trade Names, Inc. ("Trade Names," and together with CSSI, the "Company"), with their principal office at 17950 Preston Road, Dallas, Texas.

          WHEREAS, the parties hereto and County Seat, Inc. ("CSI"), a Delaware corporation, entered into an Employment Agreement dated as of November 11, 1996 (as amended, the "Old Agreement") and all such parties have determined that it is in their mutual best interests to enter into a new employment agreement, on the terms and conditions set forth in this Agreement, which new agreement shall, effective on the Commencement Date (defined below), supersede and replace in its entirety the Old Agreement.

          NOW THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows.

                                   ARTICLE I
                                   EMPLOYMENT

     Section 1.1. Employment. The Company hereby agrees to employ the Executive in the positions set forth in Section 1.3 hereof, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

     Section 1.2. Employment Period. The period of employment of the Executive hereunder shall commence as of the date of approval of this Agreement (the "Commencement Date") by the Bankruptcy Court (defined below) and shall end five
(5) years from the Commencement Date, unless earlier terminated as set forth herein (the "Employment Period").

     Section 1.3. Position and Duties. During the Employment Period, the Executive shall serve as Chief Executive Officer and President of CSSI and Trade Names, and as a member of the Board of Directors of CSSI (the "Board"). During the Employment Period, subject to the supervisory powers of the Board, the Executive shall have those powers and duties consistent with his positions as Chief Executive Officer and President of the Company and member of the Board as may be prescribed by the Board, including but not limited to, being responsible for all facets of the operations of the Company, including administrative, purchasing, financing, sales distribution, inventory and expense control, advertising, customer service, products and services, employee and independent contractor hiring, supervision and termination, strategic planning, expansion, acquisitions and all other issues affecting the Company, including the selection of outside legal counsel to the Company. During the Employment Period, the Executive agrees to devote substantially all of his working time, attention and energies to the performance of his duties for the Company; provided, however, that nothing contained in this Section 1.3 shall prohibit the Executive from continuing as

Chairman of the Board and/or majority (or other significant) stockholder of Forman Enterprises, Inc. (it being understood that another person will be the chief executive officer of such company) and devoting reasonable time and energies thereto provided that such activities do not significantly interfere with his duties hereunder and his obligations to devote substantially all of his working time, attention and energies to the performance of such duties. The Executive shall neither (i) divulge any trade secrets or other confidential information of the Company to Forman Enterprises, Inc., nor (ii) divert any corporate opportunities of the Company to Forman Enterprises, Inc.

     Section 1.4. Place of Performance. In connection with his employment by the Company, the Executive shall not be required to relocate or transfer his principal residence from the West Palm Beach, Florida vicinity. Notwithstanding the foregoing, the Executive shall spend, on average, not less than three (3) business days each week in Dallas or such other place where the Company has or, with the Executive's prior written consent not to be unreasonably withheld, to which the Company may relocate its executive offices (collectively, the "Executive Office"), provided that time spent away from the Executive Office on Company business trips shall be included when determining compliance herewith. In addition to other expenses covered hereby, the Company shall pay for the Executive's reasonable travel between his Florida residence and the Executive Office and shall pay for reasonable meals and lodging for the Executive at the Executive Office.

     Section 1.5. Representations and Warranties of Executive. The Executive represents and warrants to the Company (i) the Executive is under no contractual restriction or other restrictions or obligations that are inconsistent with the execution of this Agreement or the performance of his duties and the covenants hereunder, and (ii) the Executive is under no physical or mental disability that would interfere with the Executive keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

                                   ARTICLE II
                                  COMPENSATION

     Section 2.1. Base Salary. As compensation for the performance by the Executive of his duties hereunder, during the Employment Period, the Company shall pay the Executive a base salary commencing at an annual rate of $600,000 (the "Base Salary"). The Base Salary shall be increased annually upon the anniversary date of the Commencement Date in accordance with the federal cost of living index. The Base Salary shall be payable monthly in accordance with the Company's normal payroll practices; provided that in any event, Base Salary shall be prorated for any period of service less than a full month.

     Section 2.2. Equity Incentive Compensation. (a) Effective as of the earlier of (i) the effective date of the Company's plan of reorganization (the "Plan") and (ii) the consummation date of the Plan (such earlier date being the "Grant Date"), the Executive shall be granted, pursuant to stock option plans and agreements containing customary terms and conditions that are in any event acceptable to the Executive in his reasonable discretion, five year warrants (the "Executive Warrants") to purchase an aggregate of 15% of the fully diluted (including, for purposes of determining such 15%, shares subject to the Executive Warrants) common stock of the reorganized Company (the "Common Stock"), together with a pro rata interest (the "Additional Executive Equity Interest"; collectively, with the Executive Warrants and, if applicable at the time of determination, any Common Stock purchased pursuant to the exercise of any Executive Warrants, the "Executive Equity Interest") in any other equity securities issued by the reorganized Company on terms no less favorable than the best terms offered to other recipients (collectively, with the Common Stock, the "Equity Securities"), and outstanding on the Grant Date (or otherwise issued pursuant to the Plan); provided, however, that such 15% shall be subject to dilution as a result of issuances on or after the Grant Date of (x) Equity Securities at fair market value for cash (for purposes of this clause (x), it is understood and agreed that any equity securities issued by the Company to purchasers of the Notes (as defined in the letter agreement dated June 25, 1997 addressed to CSI from Jeffries & Company, Inc.) in connection with the initial placement of the Notes in a transaction for which the Company receives total cash compensation equal to the Notes' and such other equity securities' fair market value shall be included as further diluting such 15%) and (y) employee options to purchase at fair market value on the date of grant up to that number of shares of Common Stock such that, after giving effect to all such purchases pursuant to this clause (y) the aggregate number of shares of Common Stock purchased or available for purchase in all such purchases shall constitute a maximum of 5% of the total outstanding fully diluted Common Stock of the reorganized Company; provided further that, except as provided in the immediately preceding proviso, the Executive Equity Interest shall be entitled to anti-dilution protection in the event of mergers, recapitalizations, stock splits and other related events, with such protection to be on customary terms and conditions that are in any event acceptable to the Executive in his reasonable discretion.

     (b) The Executive Warrants shall vest in three separate tranches (each, a "Tranche"), with each Tranche covering one third of the Executive Warrants, and with the first Tranche (the "First Tranche") vesting on the Grant Date, the second Tranche (the "Second Tranche") vesting on the first anniversary of the Grant Date, and the third Tranche (the "Third Tranche") vesting on the third anniversary of the Grant Date, in each case provided that the Executive remains employed in the positions set forth in Section 1.3 hereof and in all other respects in accordance with and subject to the terms hereof; provided, however, that notwithstanding anything to the contrary contained herein the vesting schedule shall be subject to automatic acceleration upon (i) a Change in Control (defined below), (ii) the termination of the Executive's employment by the Company without Cause (defined below) or (iii) the termination of this Agreement by the Executive for Good Reason (defined below) in accordance with the terms hereof; provided further that the Executive Warrants shall vest in such a manner that those with the lowest exercise price vest first, those with the next lowest exercise price vest second and those with the highest exercise price vest last; provided further that notwithstanding anything to the contrary contained herein, if the Executive's employment with the Company terminates or is terminated other than for Cause at any time on or after the second anniversary of the Grant Date but prior to the third anniversary of the Grant Date, vesting of the Third Tranche shall automatically accelerate and be deemed to have occurred immediately prior to such termination; provided further that vesting of any Additional Executive Equity Interests shall be in accordance with a schedule comparable to that set forth above for the Executive Warrants.

     (c) The strike price for the Executive Warrants shall be determined on the Grant Date; provided, however, that (i) the First Tranche of Executive Warrants shall have an exercise price which represents a recovery to the holders of general unsecured claims under the Plan (any such recovery being a "Recovery"; such holders being the "Unsecured Creditors") of 40%, (ii) the Second Tranche of Executive Warrants shall have an exercise price which represents a Recovery of 70% to the Unsecured Creditors, and (iii) the Third Tranche of Executive Warrants shall have an exercise price which represents a Recovery of 90% to the Unsecured Creditors; provided further that, notwithstanding the foregoing, if, for any consecutive ten trading days during the five year term of the Executive Warrants, the product of the average value per share of the Company's Common Stock (if the Common Stock is listed on a national securities exchange including NASDAQ, as calculated by multiplying the average per share closing price for each of such ten trading days or, if not so listed or traded, as determined pursuant to subsection (e) of this Section 2.2) times the number of outstanding shares of such Common Stock (including shares reserved for issuance at prices less than such average price but excluding any shares underlying Executive Warrants issued pursuant to this Section 2.2) exceeds $200 million, then the exercise price of the Executive Warrants covered by the First Tranche shall be $0 per Executive Warrant.

     (d) The Executive may at any time transfer the Executive Warrants and Additional Executive Equity Interests in whole or in part only to his immediate family members (subject to such transfer restrictions as may reasonably be required for purposes of compliance with applicable law); provided, however, that if at any time during the Employment Period the Company terminates the Executive's employment hereunder other than pursuant to Section 3.1(c), or if at any time the Executive terminates this Agreement pursuant to Section 3.2(b), the transfer restrictions set forth above in this clause (d) prior to this proviso shall no longer apply, except that any transfer shall be subject to such transfer restrictions as may reasonably be required for purposes of compliance with applicable law.

     (e) For purposes of valuing (i) Common Stock pursuant to subsection (c) of this Section 2.2 if such stock is not listed on a national securities exchange (including NASDAQ) or (ii) the fair market value of the Executive Equity Interest pursuant to subsection (b) of Section 4.2, such valuations shall be determined by a nationally recognized investment banking firm mutually agreeable to the parties and paid for by the Company, using such methodologies as such firm shall determine to be appropriate. If the parties are unable to agree on an investment banking firm, each of the Company and the Executive shall nominate a nationally-recognized investment banking firm who shall then select a third nationally-recognized investment banking firm to perform the valuation. The Company and the Executive hereby agree that such firm's determination shall, absent manifest error, be final and binding.

     Section 2.3. Other Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in all employee benefit and welfare plans and programs for which he meets the eligibility standards (including group life insurance, medical and dental insurance, and accident and disability insurance) and in which other senior executives of the Company are generally eligible to participate. The Executive shall be entitled to paid vacations during the Employment Period in accordance with the policies applicable generally to senior executives of the Company.

     Section 2.4. Expense Reimbursements. Subject to the limitations set forth in Section 1.4, during the Employment Period, the Company shall promptly reimburse the Executive for all reasonable business expenses incurred by him on behalf of the Company in performing services hereunder upon the presentation of records of such expenses, in accordance with the applicable policies and procedures of the Company then in force.

                                  ARTICLE III
                           TERMINATION OF EMPLOYMENT

     Section 3.1.  By the Company.  The Company may terminate this
Agreement:

     (a)  immediately upon the death of the Executive;

     (b) in the case of the Disability of the Executive if the Executive shall not have returned to the performance of his duties within thirty (30) days after written notice from the Board has been given to the Executive of the intention to terminate due to Disability. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform his duties hereunder for a continuous period of not less than three (3) consecutive months due to physical or mental illness or injury.

     (c) for "Cause" immediately upon giving the Executive written notice. For purposes of this subsection, "Cause" shall mean:

          (i) wilful misconduct by the Executive in the performance of his duties to the Company resulting in material harm to the Company; or

          (ii) commission by the Executive of an act of personal dishonesty or breach of fiduciary duty which involves personal profit and relates to the Company (other than a dispute relating to the erroneous reporting of an amount as an expense); or

          (iii) conviction of the Executive of (or the entry of a plea of nolo contendre to) a felony; or

          (iv) a material breach by the Executive of any provision of this Agreement where such conduct continues or breach remains unremedied for a period of thirty (30) days after the receipt by the Executive personally of specific written notice of such conduct or breach from the Board, unless such breach is of a nature as cannot be cured within such thirty (30) day period and the Executive makes good faith and diligent efforts to cure such breach, in which case the period of cure will be reasonably extended.

     Section 3.2.  By the Executive. The Executive may terminate this
Agreement:

     (a)  at any time upon sixty (60) days' Written Notice to the Board; or

     (b) immediately for "Good Reason," which for purposes of this Agreement shall be defined as:

          (i) the assignment to the Executive of any duties inconsistent with the Executive's status as the chief executive officer of the Company, the removal of the Executive from any Board of Directors, or a substantial adverse alteration in the nature of the Executive's responsibilities from those in effect on the Commencement Date; or

          (ii) the failure to elect such one additional member designated by the Executive (the "Executive's Designee") to the Board at any time; or

          (iii) the removal of the Executive's Designee from the Board at any time without the Executive's prior written consent; or

          (iv) the reduction by the Company of the Executive's annual Base Salary as in effect on the Commencement Date or as may be increased from time to time; or

          (v) relocation, without the Executive's consent (which consent shall not be unreasonably withheld), of the headquarters outside Dallas, Texas or such other place to which the Company may relocate the Executive Office or requiring the Executive, without the Executive's consent (which consent shall not be unreasonably withheld), to be based anywhere other than Dallas, Texas or such other place, except for travel as otherwise required by the terms of this Agreement; or

          (vi) failure by the Company to pay to the Executive any portion of his compensation or Executive Equity Interest within thirty (30) days when due; or

          (vii) failure by the Company to provide the Executive with the benefits at least comparable to those enjoyed by the Executive under any of the pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating on the Commencement Date or the taking of any action that would materially impair or reduce such benefits; or

          (viii) a material breach by the Company of any material provision of this Agreement which continues for a period of thirty (30) days after the receipt of written notice of such breach by the Company; or

          (ix)   the consummation of a Change in Control; or

          (x) any purported termination of the Executive's employment that is not in accordance with the termination provisions as provided in this Agreement.

     Section 3.3. Written Notice. Any termination by the Company or the Executive pursuant to this Section shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provisions of this Agreement relied upon.

     Section 3.4. Severance. Except as otherwise provided in Sections 4.1 and 4.2, if at any time during the Employment Period the Company terminates the Executive's employment other than pursuant to Section 3.1(c), or if at any time the Executive terminates this Agreement for "Good Reason" pursuant to Section 3.2(b), the Executive shall be entitled to receive a severance payment, within fifteen (15) days following the date of such termination, in a lump sum equal to the greater of:

          (a) the Base Salary in effect at the time of termination (in addition to accrued but unpaid salary and/or bonus hereunder and, if applicable, under the Old Agreement) for the balance of the Employment Period, and any unreimbursed expenses under Section 2.4; or

          (b) six (6) months Base Salary in effect at the time of termination (in addition to accrued but unpaid salary and/or bonus hereunder and, if applicable, under the Old Agreement), and any unreimbursed expenses under
     Section 2.4;

provided, however, that upon any termination of the Executive's employment due to the Company's liquidation prior to the consummation date of the Plan, such lump sum shall be an amount equal to the Base Salary in effect at the time of termination for one (1) year (plus accrued but unpaid salary and/or bonus hereunder and, if applicable, under the Old Agreement).

     Section 3.5.  Arbitration; Administrative Claim.

     (a) Arbitration. Any dispute or controversy arising under or in connection with this Agreement, other than arising under Article V, which cannot be resolved informally by the parties, including the arbitrability of the dispute or controversy itself, shall be submitted to arbitration in New York City and adjudicated by a panel of three arbitrators pursuant to the rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on the parties hereto, and judgment may be entered on the arbitrator's award in any court having jurisdiction thereof. Each party shall be responsible for its own costs in the arbitration, provided, however, that the arbitrator shall assess against the party that does not prevail, a reasonable sum for attorney fees and expenses incurred by the prevailing party in connection with the arbitration.

     (b) Administrative Claim. All amounts due and not paid under this Agreement shall be treated as and have the priority of an administrative claim within the meaning of section 507 of the United States Code, 11 U.S.C. sections 101 et seq. (the "Bankruptcy Code"). The obligations of the Company under this Agreement shall be unfunded. The Company shall not be required to segregate any assets that may at any time be represented by benefits under this Agreement.
The Company shall not be deemed to be a trustee of any amounts to be paid under this Agreement. Any liability of the Company to the Executive with respect to any benefit shall be based solely upon any contractual obligations created hereunder; no such obligation shall be deemed to be secured by any pledge or any encumbrance or any property of the Company.

     Section 3.6. Bankruptcy Court Approval. Subject to approval by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") and waiver of certain covenants in its credit documents with its senior lenders, the Company has full power and authority to enter into this Agreement. As promptly as practical following the date hereof, the Company shall (i) file a motion with the Bankruptcy Court seeking approval of the employment of the Executive pursuant to the terms of this Agreement, and (ii) seek approval of the Company's senior lenders, and shall use its reasonable best efforts to secure such approvals. If the Executive's employment is not so approved within twenty
(20) days of the date of such filing (or such other date as the parties may agree) this Agreement shall be null and void and the Old Agreement shall remain in full force and effect.


                                   ARTICLE IV
                             ADDITIONAL COMPENSATION

     Section 4.1. Change in Control During Bankruptcy. In lieu of the benefits and compensation otherwise applicable under Section 3.4, if prior to the consummation date of the Plan a Change in Control (defined below) shall occur and the Executive shall terminate his employment hereunder pursuant to Section 3.2(b)(x), the Executive shall be entitled to receive, within fifteen (15) days following the date of such Change in Control, a payment in a lump sum equal to the greater of:

          (a) one and one half (1 1/2) times the Base Salary in effect at the time of such Change in Control or

          (b) 10% of the amount by which the Recovery to Unsecured Creditors exceeds $60 million.

     Section 4.2. Change in Control After Bankruptcy. In lieu of the benefits and compensation otherwise applicable under Section 3.4 to a termination under Section 3.2(b)(x), if within the first eighteen months after the consummation date of the Plan a Change in Control shall occur and the Executive shall terminate his employment hereunder pursuant to Section 3.2(b)(x), the Executive shall be entitled to receive, within fifteen (15) days following the date of such Change in Control, a payment in a lump sum equal to the sum of:

          (a) two times the Base Salary then in effect at the time of such Change in Control; plus

          (b) an amount (which if negative shall be zero) equal to (i) 10% of the amount by which the Recovery to Unsecured Creditors exceeds $60 million less (ii) the then fair market value of the Executive Equity Interest (as calculated in accordance with subsection (e) of Section 2.2).

     Section 4.3.  Change in Control Definition. For purposes of this
Agreement, "Change in Control" shall mean the consummation of the first transaction or group of transactions (including, without limitation, any merger or consolidation) on or after the date hereof, the result of which is that any person or entity, or group of persons or entities, (i) if prior to the consummation date of the Plan, other than the unsecured creditors of the Company on the date hereof becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of 51% or more of the aggregate claims of all such unsecured creditors as of the date hereof, or (ii) if on or after the consummation date of the Plan (and except as provided by the Plan), becomes the "beneficial owner" (as so defined), directly or indirectly, of 51% or more of, the aggregate number of shares of Common Stock and securities of the Company convertible into or exercisable for Common Stock.


                                     ARTICLE V
                     NON-COMPETITION; CONFIDENTIAL INFORMATION

     Section 5.1. Non-Competition. Subject to Section 5.3, (x) at any time during the Employment Period, and (y) if the Executive's employment hereunder is terminated by the Company for Cause or otherwise or is terminated voluntarily by the Executive other than for Good Reason, for a period of one year following the date of termination of the Executive's employment hereunder (or, if less, for such lesser period ending on the fifth anniversary of the Commencement Date), the Executive:

     (a) shall not engage in any activities, whether as employer, proprietor, partner, stockholder (other than as the holder of less than 5% of the stock of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, advisor or otherwise, in the business of operating specialty retail stores selling jeans and jeans-related casual apparel and accessories as a substantial part of their merchandise assortment, in competition with the Company or any of its subsidiaries with net sales in excess of $10,000,000 for the most then recently completed fiscal year (a "Competing Business"); and

     (b) shall not take any action which is calculated to induce or attempt to persuade any employee of the Company (except for Brett Forman), or any of its subsidiaries, to terminate his or her employment relationship with the Company; provided, however, the Executive's continued service as Chairman of the Board and/or majority (or significant) stockholder of Forman Enterprises, Inc. shall not be considered engaging in a Competing Business for purposes of this Section
5.1 (provided that the Executive complies with Section 1.3).

     Section 5.2. Confidential Information. Subject to Section 5.3, the Executive shall not, at any time during the Employment Period or thereafter, divulge any trade secrets or other confidential information of the Company or any of its subsidiaries, except to the extent that (through no action by the Executive) such information becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public (other than as a result of a breach of this Agreement), or as the Board may so authorize in writing. When the Executive shall cease to be employed by the Company, the Executive shall surrender to the Company all records and other documents obtained by him or entrusted to him during and in the course of his employment hereunder (together with all copies thereof); provided, however, that the Executive may retain copies of such documents as necessary for the Executive's personal records for tax purposes.

     Section 5.3. Scope of Covenants; Remedies. The following provisions shall apply to the covenants of the Executive contained in Sections 5.1 and 5.2:

     (a) the covenants contained in subsections (a) and (b) of Section 5.1 shall apply within all the territories in which the Company or any of its subsidiaries are actively engaged in the conduct of any of the phases of the Company's business including, without limitation, production, promotional and marketing activities, purchases, sales and distribution during the Employment Period;

     (b) without limiting the right of the Company to pursue all other legal and equitable remedies available for violation by the Executive of the covenants contained in Sections 5.1 and 5.2, it is expressly agreed by the Executive and the Company that such other remedies cannot fully compensate the Company for any such violation or any continuing violation and that the Company shall be entitled to injunctive relief to prevent any such violation thereof; notwithstanding the foregoing, under no circumstances will the Executive be forced to forfeit his equity interest in the Company as a remedy for violating the covenants contained in Section 5.1.

     (c) each party intends and agrees that if in any action before any courts or agency legally empowered to enforce the covenants contained in Section 5.1 and 5.2, any term, restriction, covenant or promise contained herein is found to be unreasonable and accordingly unenforceable, then such term, restriction, covenant or promise shall be deemed modified only to the extent necessary to make it enforceable by such court or agency; and

     (d) except as otherwise specifically provided herein, the covenants contained in 5.2 shall survive the conclusion of the Executive's employment hereunder.

     Section 5.4. Purchase of Equity Interest. In the event all or substantially all of either the Company's stock or the Company's assets are auctioned for sale, nothing herein shall prohibit the Executive or his designee, upon disclosure to the Board, the Creditors' Committee, and the Company's senior lenders, from participating as a potential buyer in such auction, provided that the Executive complies with any appropriate safeguards adopted by and implemented at the instructions of the Board in advance to avoid any conflict of interest.

                                    ARTICLE VI
                                  MISCELLANEOUS

     Section 6.1. Key Man Life Insurance. The Company and the Executive acknowledge that from time to time the Company may procure on the life of the Executive key man insurance with the Company as the sole beneficiary thereof.
In the event that the Company intends at any time to procure insurance policies on the life of the Executive, the Executive agrees to cooperate in the obtaining of such life insurance, including, but not limited to, executing such insurance applications and submitting to such medical examinations as may be reasonably required.

     Section 6.2. Attorneys Fees. All attorney fees and expenses incurred by the Executive pertaining to this Agreement shall be paid by the Company.

     Section 6.3.  Indemnification, Defend and Hold Harmless Clause.

     (a) The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the Executive entering into and performing this Agreement or by reason of the fact that the Executive is or was a director, officer or executive of the Company or its affiliates or is or was serving at the request of the Company or its affiliates as a director, officer, member, executive or agent of another corporation, partnership, joint venture, trust or other enterprise (a "Proceeding"), the Executive shall be indemnified and held harmless by the Company, to the fullest extent permitted or authorized by law, against all cost, expense, liability and loss (including, without limitation, attorney's fees and expenses, judgments, fines, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, executive or agent of the Company or its affiliates or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators; provided, however, that the foregoing indemnification shall not apply to any cost, expense, liability or loss to the extent that there has been a final and binding judicial determination before a court of competent jurisdiction that such cost, expense, liability or loss resulted from the Executive's gross negligence or willful misconduct.

     (b) The Company shall pay to the Executive all reasonable costs and expenses actually incurred by Executive in connection with a Proceeding within thirty (30) days after receipt by the Company of a written request for such payment, together with reasonable supporting documentation required by the Company and an undertaking by the Executive to repay the amount of such payment if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

     (c) As used herein, the term "affiliate" shall mean any corporation or other business entity controlling, controlled by or under common control with the Company; provided, however, that in no event shall the term "affiliate" as used herein include Forman Enterprises, Inc. or any of its subsidiaries. The provisions of this Section 6.3 shall survive the termination of this Agreement.

     Section 6.4. Notices. Any notice, demand, request or other communication required or permitted under this Agreement shall be deemed to have been effectively made or given if in writing, and delivered by hand, mailed by registered or certified mail, postage prepaid, return receipt requested, or sent by reputable overnight courier service, properly addressed as follows:

  If to the Executive at:   130 Sunrise Avenue
                            Palm Beach, Florida  33480
                            Telephone No.:  (561) 835-9706
                            Telecopy No.:  (561) 832-2704
                            Attention:  Sam Forman

  With a copy to:           Eaton & Van Winkle
                            600 Third Avenue
                            New York, New York  10016
                            Telephone No.:  (212) 867-0606
                            Telecopy No.:  (212) 661-5077
                            Thomas A. Hickey, Esq.

  If to the Company at:     County Seat, Inc.
                            County Seat Stores, Inc.
                            6585 City West Parkway
                            Eden Prairie, Minnesota  55344-7824
                            Telephone No.:  (612) 829-1996
                            Telecopy No.:  (612) 829-2188
                            Attention:  Chairman of the Board

  With a copy to:           County Seat Stores, Inc.
                            6585 City West Parkway
                            Eden Prairie, Minnesota  55344-7824
                            Telephone No.:  (612) 829-2124
                            Telecopy No.:  (612) 829-2188
                            Attention:  Matthew J. Knopf, Esq.,
                                        Senior Vice President & General Counsel

or to such other address as furnished by a party in writing pursuant to this
Section 6.4. The telecopier numbers set forth above are for convenience only and the delivery of any notice, demand, request or other communication by telecopy or facsimile shall not be sufficient for purposes of giving notice hereunder.

     Section 6.5. Assignment and Succession. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns, and the Executive's rights and obligations hereunder shall inure to the benefit of and be binding upon his legal representatives.
The Executive's obligations hereunder shall not be assignable by the Executive.

     Section 6.6. Old Agreement. Upon the approval of this Agreement by the Bankruptcy Court, this Agreement shall supersede in its entirety the Old Agreement; provided, however, that notwithstanding anything to the contrary contained herein, the Executive shall be entitled to receive promptly all compensation earned and or accrued and all expense reimbursements to which the Executive may be entitled under the Old Agreement through the time of such approval in accordance with the terms thereof as though such Old Agreement had not been superseded as provided for herein.

     Section 6.7. Headings. The Article, Section, subsection and paragraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

     Section 6.8. Entire Agreement. This instrument contains the entire agreement between the parties as to the subject matter hereof. All prior employment understandings and agreements regarding compensation or bonus compensation, other terms of employment and negotiations and agreements with respect thereto are merged herein and are deemed cancelled. Any amendment or modification hereto must be in writing and signed by all parties hereto.

     Section 6.9. Severability. The invalidity, illegality, or unenforceability of any provision hereof shall not in any way affect, impair, invalidate or render unenforceable this Agreement or any other provision hereof.

     Section 6.10. Taxes. The Company shall be entitled to deduct or withhold all applicable payroll and social security taxes where required on all applicable compensation paid to the Executive or any successor in interest.

     Section 6.11. Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with laws of the State of New York.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.

                                   COUNTY SEAT STORES, INC.

--------------------------    By:
Sam Forman                         ---------------------------------------
                                    Its:  Senior Vice President
                                          and General Counsel


                                   CSS TRADE NAMES, INC.

                              By:
                                   ---------------------------------------
                                        Its:  Senior Vice President
                                              and General Counsel


Acknowledged and Agreed as of
this ____ day of August, 1997:

COUNTY SEAT, INC.


By:
     ---------------------------------------
     Its:  Senior Vice President
           and General Counsel